Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Allan Ducker, III

Chief Executive Officer

Tel: 864-306-2540

Cell: 864-270-8364

aducker@csbat.com

COMMUNITYSOUTH FINANCIAL CORPORATION REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

Easley, SC — October 29, 2008 — CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, today reported that total assets ended the quarter at $381.7 million, an increase of 10.05% over the third quarter of 2007 and a decrease of 0.35% for the quarter ended September 30, 2008. Year-to-date assets grew 1.02%. The Company reported net income for the quarter ended September 30, 2008 of $84,843, or $0.02 per diluted share, compared to net income of $459,731, or $0.09 per diluted share, for the same period in 2007. Net loss for the first nine months of 2008 totaled $964,092, or $0.21 per diluted share, compared with a net income of $1,130,232, or $0.22 per diluted share, for the same period in 2007.

“While we are disappointed in our year to date loss, I am pleased to report that CommunitySouth returned to profitability for the third quarter, especially in light of the challenging economic environment,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “As stated last quarter, asset growth is not currently a primary strategy of our Company. Our current strategic objectives are to preserve and increase capital, reduce portfolio concentration of construction and land development loans, improve margins, and lower our overall funding costs, primarily through the growth of core deposits.”

“While no company is immune to the effects of a downward economic cycle, our management team is keenly focused on ensuring that we remain well capitalized,” said Ducker. “As of September 30, 2008, the Bank’s total risk-based capital, Tier 1 risk-based capital, and leverage ratios of 10.57%, 9.31%, and 8.53%, respectively, all exceed the well capitalized regulatory standards. Additionally, CommunitySouth does not make or invest in sub-prime mortgage loans and has no exposure in this area. Likewise, CommunitySouth has no exposure to Fannie Mae or Freddie Mac preferred stock.”

Mr. Ducker further stated, “One of our key accomplishments during the quarter was the subordinated debt offering to select accredited investors. As of October 15, 2008, the Company has issued $4.3 million of fixed rate subordinated notes the proceeds of which will be used for general corporate purposes, which include bolstering our Bank’s current capital position and supporting future growth. $3.5 million of this newly acquired capital is accounted for in our third quarter results. Raising capital in the current economic environment is difficult, particularly for financial institutions. As such, we are very pleased with the positive response to our offering.”

Other key operating highlights include:

•                  Total loans grew to $320.6 million at September 30, 2008, an increase of 10.67% over the same quarter in the previous year and 1.53% over the second quarter of 2008. Total loans have grown 5.83% for the first nine months of 2008. This slower loan growth is reflective of our tightened underwriting standards, which include reducing our concentration in commercial real estate, and our strategy to carefully manage our level of loan growth to ensure we remain well capitalized.

•                  Total deposits decreased 5.67% for the period ended September 30, 2008, as compared to the same quarter in 2007, to $295.0 million. Total deposits decreased by 4.17%  over the second quarter of 2008 and 9.98% year-to-date. The decrease is based primarily on a reduction in high priced retail certificates of deposit and money market accounts.

•                  Net interest income decreased approximately $100,000 for the period ended September 30, 2008, or 3.67%, over the same period the prior year. This decrease in net interest income is reflected in the Bank’s net interest margin, which for the quarter-ended September 30, 2008 was 2.85% compared to 3.52% for the same period in 2007. Recent actions by the Federal Reserve Board of Governors to reduce the Federal Funds Rate from 4.75% a year ago to its current 1.50% have resulted in a significant deterioration of margins in the financial services industry. While these actions have negatively impacted CommunitySouth, we are beginning to see improvement in our net interest margin as time deposits are maturing and repricing at lower market rates. Additionally, we have put in place a strategic funding plan that emphasizes increasing core funding, more disciplined pricing on certificates of deposit, and more effective utilization of wholesale funding without taking on undue interest rate risk. The aforementioned strategies are producing positive results, as net interest margin increased from 2.54% for the second quarter 2008 to 2.85% for the third quarter 2008.

•                  Non-interest income decreased approximately $102,000, or 25.16%, for the quarter ended September 30, 2008, as compared to the same quarter in 2007. This decrease in non-interest income was primarily the result of a decrease in mortgage loan fees, which is reflective of the tightened mortgage market.

•                  Non-interest expenses totaled approximately $2.6 million for the quarter ended September 30, 2008, a 21.53% increase when compared to the third quarter of the previous year. This increase in non-interest expense is also reflected in the Company’s efficiency ratio, which for the quarter ended September 30, 2008 was 89.15%, compared to 68.64% for the same quarter in 2007. The majority of the increase in non-interest expense is a result of the opening of our Laurens Road branch, the establishment of our Investment Services division, and increased legal costs relating to our subordinated debt offering and loan collection efforts. Further impacting the Company’s efficiency ratio was the significant erosion of our net interest margin. We believe that an increasing net interest margin and management’s focus on non-interest expense control should lower the efficiency ratio to more typical levels in future periods.

“Despite the challenges present in the financial services industry and within our Company, we continue to believe our strategic focus on capital, asset quality, and an enhanced funding structure will position CommunitySouth to meet the challenges ahead and emerge a stronger company,” said Ducker.

About CommunitySouth Bank & Trust:

CommunitySouth Bank & Trust (OTCBB: CBSO) was founded in 2004 by two local bankers, Allan Ducker and David Miller. After completing the largest initial public offering ever for a South Carolina-based bank at the time, the Company capitalized with $30 million. The Bank has since grown assets to over $380 million and currently employs over 90 banking professionals.

CommunitySouth serves the Upstate region of South Carolina and operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin and Easley. A seventh office, on the west side of Spartanburg, is slated to open in mid-2009. The Company also operates full-service investment, insurance and mortgage divisions.

The Bank was named the fastest growing bank and the 11th fastest growing company in South Carolina, according to South Carolina’s Fastest-Growing Companies 2007 competition and was voted Best Bank in Pickens County, its headquarters market, by the readers of the Easley Progress and Pickens Sentinel.

CommunitySouth offers a complete line of financial products and services, including Free Checking, Nationwide Free ATMs, Free Refreshment Centers with freshly baked cookies, Free Online Banking & Bill Pay, free business courier service, remote deposit, and commercial and consumer loans.

For additional information, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

# # #

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a continued downturn in the economy or greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended September 30, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended September 30,
(In thousands, except per share dollar amounts)	2008	2007
Summary Results of Operations Data:
Interest income and fees – loans	$5,030	$5,677
Interest and dividend income – investments	604	476
Total interest income	5,634	6,153
Interest expense – deposits & other borrowings	2,995	3,414
Net interest income	2,639	2,739
Provision for loan losses	160	362
Net interest income after provision for loan losses	2,479	2,377
Non-interest income	304	406
Non-interest expense	2,624	2,158
Income (loss) before taxes	159	625
Income tax expense (benefit)	74	165
Net income (loss)	$85	$460

Weighted Average Number of Shares Outstanding:
Basic	4,699	4,699
Diluted	4,699	5,090

Per Share Data:
Net income (loss), basic	$0.02	$0.10
Net income (loss), diluted	$0.02	$0.09
Book value	$6.46	$6.60

Summary Balance Sheet Data:
Total assets	$381,720	$346,872
Average earning assets	369,894	308,906
Investment securities (1)	43,796	24,857
Other investments (1)	1,130	447
Total loans (2)	320,586	289,678
Allowance for loan losses	6,883	4,074
Total deposits	294,967	312,706
Shareholders’ equity	30,360	31,008

Performance Ratios:
Return (loss) on average assets (3)	0.02%	0.57%
Return (loss) on average equity (3)	1.12%	5.94%
Net interest margin (4)	2.85%	3.52%
Efficiency ratio (5)	89.15%	68.64%

Bank Capital Ratios:
Total risk-based capital ratio	10.57%	10.20%
Tier 1 risk-based capital ratio	9.31%	8.96%
Leverage ratio	8.53%	8.98%

Growth Ratios since September 30, 2007:
Percentage change in total assets	10.05%
Percentage change in loans, gross	10.67%
Percentage change in total deposits	(5.67)%
Percentage change in shareholders’ equity	(2.09)%

Other Data as of September 30, 2008:
Allowance for loan losses to total loans	2.15%
Total loans to total deposits ratio	108.69%

(1)     Marketable securities are stated at fair value. Non-marketable securities are stated at cost.

(2)     Loans are stated at gross amounts before allowance for loan losses.

(3)   The three month period return is annualized and then divided by the average total assets or equity for the three month period.

(4)   The net interest margin is annualized for the three month period.

(5)   Computed by dividing non-interest expense by the sum of net interest income and non-interest income.